Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-268143, 333-281522, and 333-291388) on Form S-3 and registration statements (Nos. 333-266170, 333-273906, 333-281519 and 333-289606) on Form S-8 of our report dated March 31, 2026, with respect to the consolidated financial statements of MiNK Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 31, 2026